Exhibit 3.3

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:
FIRST: The charter (the “Charter”) of Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation (the “Corporation”), is hereby amended to (i) change the name and designation of Wrap Class Common Shares, $.01 par value per share, to Class D Common Stock, $.01 par value per share, (ii) change the name and designation of Advisor Class Common Shares, $.01 par value per share, to Class T Common Stock, $.01 par value per share, and (iii) change the name and designation of Institutional Class Common Shares, $.01 par value per share, to Class I Common Stock, $.01 par value per share. All references in the Charter to “W Shares” are hereby changed to “Class D Shares” and all references in the Charter to “Net Asset Value per W Share” are hereby changed to “Net Asset Value per Class D Share.” All references in the Charter to “A Shares” are hereby changed to “Class T Shares” and all references in the Charter to “Net Asset Value per A Share” are hereby changed to “Net Asset Value per Class T Share.” All references in the Charter to “I Shares” are hereby changed to “Class I Shares” and all references in the Charter to “Net Asset Value per I Share” are hereby changed to “Net Asset Value per Class I Share.”
SECOND: Article I of the Charter is hereby amended to change the name of the Corporation to CIM Income NAV, Inc.
THIRD: The foregoing amendments to the Charter have been approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605(a)(1) and (2) of the Maryland General Corporation Law to be made without action by the stockholders.
FOURTH: These Articles of Amendment shall become effective upon acceptance for record by the State Department of Assessment and Taxation of Maryland.
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 27th day of November, 2018.

ATTEST: /s/ Michael J. Komenda Name: Michael J. Komenda Title: Secretary	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC. /s/ Nathan D. DeBacker (SEAL) Name: Nathan D. DeBacker Title: Chief Financial Officer